EXHIBIT 10.44


                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 10th day of March, 1998, by and between HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation (the "Company"), and BRADLEY ALAN HACKER (the "Executive").

                              PRELIMINARY STATEMENT

     A. The Executive is currently the Chief Operating Officer of the Company.

     B. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

     C. The Board of Directors (the "Board") of the Company recognizes that the Executive's contribution, as Chief Operating Officer of the Company, to the growth and success of the Company has been substantial and desires to assure the Company of the Executive's continued employment in an executive capacity and to compensate him therefor.

     D. The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company.

     E. The Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

     1. EMPLOYMENT.

     1.1. EMPLOYMENT AND TERM. The Company shall continue to employ the Executive and the Executive shall continue to serve the Company, on the terms and conditions set forth herein, for the period commending on the date hereof and expiring February 15, 2003 (the "Initial Term") unless sooner terminated as hereinafter set forth. The Initial Term of this Agreement, and the employment of the Executive hereunder, will automatically be extended for successive one year terms unless either party gives notice at least six months prior to the Expiration Date (three months, in the case of any extension period after the Initial Term) of its intention not to extend the term hereof. (The Initial Term and any extensions shall be hereinafter referred to as the "Employment Period").

     Notwithstanding the foregoing, in the event of a "Change of Control" (as defined below), the Initial Term of this Agreement, and the employment of the Executive hereunder, will automatically be extended for an additional five (5) year term. For purposes of this Agreement,



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a "Change of Control" shall mean the approval by the shareholders of the Company of (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities or (B) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

     1.2. DUTIES OF THE EXECUTIVE. The Executive shall serve as the Chief Financial Officer of the Company and shall have the powers and authority commensurate with such position, shall diligently perform all services as may be reasonably assigned to him by the Chief Executive Officer of the Company (the "CEO") and/or the Board or any properly constituted committee thereof, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote substantially all of his working time and attention to the business and affairs of the Company. The CEO and/or the Board may delegate certain of the duties of the Executive set forth herein or formerly performed by the Executive for the Company to other individuals or entities employed or retained by the Company, without, however, diminishing in any way the compensation due to the Executive hereunder.

     1.3. PLACE OF PERFORMANCE. In connection with his employment by the Company, the Executive shall be based at the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with his present travel obligations; PROVIDED, HOWEVER, that the Company's offices from which the Executive shall be required to perform such services shall be within a 50-mile radius of the Employer's existing principal executive offices located in Miami, Florida.

     2. COMPENSATION. The Company shall pay to Executive compensation for services provided hereunder as set forth in the Addendum to this Agreement (the "Addendum"). Payments to Executive shall be less applicable social security and withholding taxes and any other applicable payroll deductions, if any.

     3. TERMINATION PROVISIONS.

          3.1. TERMINATION FOR CAUSE. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated by the Company for "Cause." As used in this Agreement, "Cause" shall only mean (i) subject to the following sentences, any action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured or as to which diligent attempts to cure have not commenced within thirty (30) business days after receipt by the Executive of notice of same, (ii) fraud, embezzlement or misappropriation as against the Company or (iii) the conviction of Executive for any criminal act which is a felony. Upon any determination by the Board that Cause exists under clause (i) of the preceding sentence, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than ten (10)

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business days after Executive's receipt of the notice contemplated by clause (i)
Executive shall have the right to appear before such special meeting of the Board with legal counsel of his choosing to refute any determination of Cause specified in such notice, and any termination of Executive's employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear. Any termination for Cause pursuant to clause (ii) or (iii) of the first sentence of this Section 3.1 shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 3.1, the Executive shall, subject to the other provisions of this Agreement, only be entitled to receive the compensation specified in Section 4.1 hereof.

     3.2 TERMINATION WITHOUT CAUSE. Either party to this Agreement shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the other party. Upon the termination BY THE COMPANY of the Executive's employment pursuant to this Section 3.2, the Executive shall, subject to the other provisions of this Agreement, only be entitled to receive the compensation specified in Sections 4.2, 4.6 and 4.8 hereof. Upon the termination BY THE EXECUTIVE of the Executive's employment pursuant to this Section 3.2, the Executive shall, subject to the other provisions of this Agreement, only be entitled to receive the compensation specified in Section 4.1 hereof.

     3.3 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform the essential functions of his position, with or without reasonable accommodation, for a period of 90 consecutive days or a period of 120 days during any 12 month period. Upon termination of the Executive's employment with the Company pursuant to this Section 3.3, the Executive shall, subject to the other provisions of this Agreement, only be entitled to the compensation specified in Sections 4.3, 4.6 and 4.8 hereof.

     3.4 DEATH. The Executive's employment with the Company shall terminate automatically upon the death of the Executive, without any requirement of notice by the Company to the personal representative or executor of the Executive's estate. Upon termination of the Executive's employment with the Company pursuant to this Section 3.4, the Executive shall, subject to the other provisions of this Agreement, only be entitled to the compensation specified in Sections 4.4,
4.6 and 4.8 hereof.

     3.5 NON-RENEWAL. In the event that this Agreement is not renewed beyond the Initial Term as provided in Section 1.1 hereof, the last day of the Initial Term shall automatically be the termination date for a termination pursuant to this
Section 3.5. Upon any termination of the Executive's employment with the Company pursuant to this Section 3.5, the Executive shall, subject to the other provisions of this Agreement, only be entitled to the compensation specified in Sections 4.5, 4.7 and 4.8 hereof.

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     4. COMPENSATION AND BENEFITS UPON TERMINATION OR CHANGE OF CONTROL.

          4.1 TERMINATION FOR CAUSE. Upon the termination of the Executive's employment with the Company pursuant to Section 3.1 above, or upon termination BY THE EXECUTIVE of the Executive's employment pursuant to Section 3.2 above, the Company shall pay the Executive any unpaid Base Salary (as defined in the Addendum) accrued through the effective date of termination specified in the notice of termination as provided above in Section 3.1 or Section 3.2. Except as provided in the preceding sentence and other than for reimbursement for reasonable business expenses incurred prior to the date of termination, the Company shall have no further liability hereunder.

          4.2 TERMINATION OTHER THAN FOR CAUSE OR NON-RENEWAL. Upon the termination BY THE COMPANY of the Executive's employment pursuant to Section 3.2 above, then (i) the Company shall pay the Executive any unpaid amounts of his Base Salary and accrued bonus, if any, through the date of termination; and (ii) in lieu of any further salary payments to the Executive for periods subsequent to the date of termination and in consideration of, among other things, the continuing obligations of the Executive and rights of the Company under Section 7 hereof during the remainder of the Employment Period, the Company shall pay, in a lump sum, as severance to the Executive, (a) the amount of Base Salary and Other Benefits that would have been paid to the Executive through the remainder of the Employment Period AND (b) an amount equal to the Executive's than annual Base Salary and Other Benefits. Any life insurance policy currently maintained by the Company for the benefit of the Executive shall remain in full force and effect through the remainder of the Employment Period and shall not be amended or modified except to allow for any increase in benefits payable pursuant thereto.

          4.3 DISABILITY. Upon the termination of the Executive's employment with the Company pursuant to Section 3.3 above, the Company shall pay to the Executive (i) in a single lump sum, any unpaid amounts of his Base Salary and accrued bonus, if any, through the date of termination and (ii) in a single lump sum, the remainder of (a) the amount of Base Salary and Other Benefits that would have been paid to the Executive from the date of termination through the remainder of the Employment Period MINUS (b) the amount of any payments that the Executive would be entitled to receive under any disability policy then maintained by the Company.

          4.4 DEATH. Upon the Executive's death, the Company shall pay to the person designated by the Executive in a notice filed with the Company or, if no person is designated, to the personal representative or executor of his estate
(i) in a single lump sum, any unpaid amounts of his Base Salary and accrued bonus, if any, through the date of death; (ii) in a single lump sum, the amount of Base Salary and Other Benefits that would have been paid to the Executive from the date of death through the remainder of the Employment Period and (iii) when, as and if received by the Company, any payments to Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy or other plan or policy then maintained by the Company.

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          4.5 NON-RENEWAL. If this Agreement terminates pursuant to Section 3.5 hereof, then the Company shall pay the Executive (i) any unpaid amounts of his Base Salary through the termination date specified in Section 3.5 and (ii) in a lump sum, an amount equal to the Executive's than annual Base Salary and Other Benefits, as severance to the Executive.

          4.6 HEALTH AND MEDICAL PLANS UPON TERMINATION OTHER THAN FOR NON-RENEWAL. Upon termination of the Executive's employment pursuant to Sections
3.2 and 3.3, the Executive shall be entitled to all continuation of health, medical, hospitalization and other programs as provided by any applicable law and such additional benefits as may be provided under plans maintained by the Company from time to time to its executives or employees upon termination of employment with the Company.

          4.7 HEALTH, DISABILITY AND MEDICAL PLANS UPON NON-RENEWAL. Upon termination of this Agreement pursuant to Section 3.5, during the one (1) year period following such termination the Executive shall be entitled to the continuation of all health, disability, medical, hospitalization and other programs as previously provided to Executive by the Company.

          4.8 BONUS. If the Executive's employment is terminated with the Company for any reason other than "Cause" pursuant to Section 3.1 hereof, the Executive shall be paid, solely in consideration for services rendered by the Executive prior to such termination, an amount equal to the Annual Incentive Bonus (as defined in the Addendum) that would have been payable to Executive for the fiscal year if the Executive's employment had not been terminated.

          4.9 ACCELERATION OF VESTING OF OPTIONS UPON A CHANGE OF CONTROL. Notwithstanding the terms of any stock option plan adopted by the Company or the terms of any options (the "Options") to purchase shares of the common stock, par value $.01 per share (the "Common Stock"), of the Company previously granted to the Executive pursuant to such plan or plans, all Options issued to the Executive which have not vested immediately prior to a Change of Control, shall vest and become immediately exercisable by the Executive upon a Change of Control.

     5. SUCCESSORS. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. This Agreement and the Executive's rights and obligations hereunder may not be assigned by the Executive.

     6. OPTIONS. The Company shall use its best efforts to adopt within 6 months of the date hereof a stock option plan for the purchase by the Executive of shares of the Common Stock of the Company.

     7. ENTIRE AGREEMENT. Except as otherwise provided in this Agreement and the Addendum, this Agreement constitutes the entire agreement among the parties pertaining to the

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subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof.

     8. CONFIDENTIAL INFORMATION; NON-COMPETITION; EQUITABLE REMEDIES.

          8.1. CONFIDENTIAL INFORMATION.

               (a) The Executive acknowledges that the Company's client list and manner of doing business is proprietary to the Company. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive shall keep secret and confidential indefinitely all nonpublic information concerning the Company, its affiliates and its clients which was acquired by or disclosed to the Executive during the course of his employment with the Company including, without limitation, information relating to the Company (including, without limitation, business methods, business policies, procedures, techniques, trade secrets, client and/or customer lists, compensation levels, costs, financial data and plans), the Company's clients, and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 8.1 shall not apply to information which is in the public domain; and provided further, that the Company recognizes that the Executive has acquired, prior to his employment with the Company and shall acquire during the course of his employment with the Company, certain general information not specific to the Company and its clients which Executive may use consistent with the provisions of applicable Federal or state laws or the provisions of paragraph 8 hereof. While he is employed by the Company, the Executive will not make any statement or disclosure which would be prohibited by applicable Federal or state laws nor any statement or disclosure which is intended or reasonably likely to be detrimental to the Company or any of its subsidiaries or affiliates, or any of their clients.

               (b) Upon the termination of the Executive's employment with the Company for any reason whatsoever, the Executive shall promptly return to the Company all documents, records, notebooks and other materials which belong to the Company or any of its affiliates, clients or clients' customers or sponsors and which are in the possession of the Executive, including all copies thereof.

               (c) In the event that the Executive is required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose nonpublic information, the Executive shall provide the Company with prompt notice thereof so that the Company may seek an appropriate protective order and/or waive compliance by the Executive with the provisions hereof; PROVIDED, HOWEVER, that if in the absence of a protective order or the receipt of such a waiver, the Executive is, in the opinion of counsel for the Company, compelled to disclose nonpublic information not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority, or else be exposed to liability for contempt, fine or penalty or to other censure, such nonpublic information may be so disclosed; provided that the Executive shall disclose only that information that is required and shall redact or withhold all information not required to be disclosed.

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          8.2. NONCOMPETITION/NONSOLICITATION/NONDISPARAGEMENT.

               In addition to the provisions of Section 8.1:

               (i) For the period (the "Noncompetition Period") commencing on the date hereof and continuing through the first anniversary of date of termination of the Executive's employment hereunder, the Executive will not serve as or be a consultant to or employee, officer, agent, director or owner of more than five percent of another corporation, partnership or other entity which engages in the business of providing mechanical multi-story recycling (the "Business") and which operates (excluding corporate offices) within any state in which the Company conducts business; PROVIDED, HOWEVER, that in the event that the Executive's employment with the Company is terminated without cause BY THE COMPANY pursuant to Section 3.2 hereof, the Noncompetition Period shall continue only through the date of termination of the Executive's employment.

               (ii) For the period (the "Nonsolicitation Period") commencing on the date on which the Executive's employment with the Company is terminated or ceases for any reason other than without cause BY THE COMPANY pursuant to
Section 3.2 hereof (the "Consummation Date") and ending on the first anniversary of the Consummation Date, the Executive shall not solicit or accept business competitive with the Business from any clients of the Company or its affiliates, from any prospective clients whose business the Company or any affiliate of the Company is in the process of soliciting at the time the Executive's employment with the Company terminated or ceased, or from any former clients which had been doing business with the Company within one (1) year prior to the time the Executive's employment with the Company terminated or ceased.

                   8.3. EQUITABLE REMEDIES.

                   (a) The Executive acknowledges that the restrictions contained in the foregoing paragraphs 8.1 and 8.2 in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and the Executive therefore acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

                   (b) If the period of time specified in paragraphs 8.1 and 8.2 above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months so that such restrictions may be enforced for such time as is adjudged to be reasonable.

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     9. SECTION 162(M) LIMITS. Notwithstanding any other provision of this
Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the "short-term applicable rate" as such term is defined in Section 1274(d) of the Code.

     10. ARBITRATION. Any dispute or controversy (except for disputes arising under Section 8) arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within seven (7) days after receipt of written notice from either party that a dispute exists and that arbitration is required, both parties must within seven (7) business days agree on an acceptable arbitrator. If the parties cannot agree on an arbitrator, then the parties shall list the "Big Six" accounting firms in alphabetical order and the first firm that does not have a conflict of interest and is willing to serve will be selected as the arbitrator. The parties agree to act as expeditiously as possible to select an arbitrator and conclude the dispute. The arbitrator must render his decision in writing within thirty (30) days of his or its appointment. The cost and expenses of the arbitration and of legal counsel to the prevailing party shall be borne by the non-prevailing party. Each party will advance one-half of the estimated fees and expenses of the arbitrator. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Section 8 hereof.

     11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida. Venue for any action brought hereunder shall be in Dade County, Florida and the parties hereto waive any claim that such forum is inconvenient.

     12. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

           If to the Company:

           16255 N.W. 54th Avenue
           Miami, Florida 33014
           Attn:  Chief Executive Officer

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           If to the Executive:

           Bradley Alan Hacker
           10808 Nashville Drive
           Cooper City, Florida 33026

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

     13. SURVIVAL. The provisions of paragraph 7 of this Agreement shall survive, without limitation as to time, in accordance with their express terms, the date on which the Executive's employment with the Company ceases or is terminated for any reason.

     14. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

     15. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

     16. DAMAGES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings any action for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable arbitration or court costs and attorneys' fees of the other, whether such costs and fees are incurred in an arbitration proceeding, a court of original jurisdiction or one or more courts of appellate jurisdiction. During the pendency of any claim for breach hereof or any other claim against the Executive, the Company shall continue to make payments when due hereunder and shall not set off or withhold funds, reserving any such determination of whether any amounts are due from the Executive until finally adjudicated in accordance with the provisions hereof.

     17. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

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      18. PAYMENTS TO DESIGNEE. The Executive may, by notice to the Company, designate another person or entity to receive any payments to be made hereunder to the Executive by the Company, and the Company shall thereafter make such payments to such designee.


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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                    THE COMPANY:

                                    HI-RISE RECYCLING SYSTEMS, INC.

                                    By: /s/ DONALD ENGEL
                                       ----------------------------
                                        Donald Engel
                                        Chairman of the Board of Directors and
                                        Chief Executive Officer


                                    THE EXECUTIVE:

                                    /s/ BRADLEY ALAN HACKER
                                    -------------------------------
                                    Bradley Alan Hacker

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                              ADDENDUM TO AGREEMENT

     THIS ADDENDUM dated as of March 10, 1998 is a part of the Employment Agreement dated as of March 10, 1998, by and between HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation (the "Company") and BRADLEY ALAN HACKER (the "Executive"), as follows:

     Subject to the terms and conditions of the Employment Agreement, during the Employment Period, the Executive shall be compensated by the Company for his services as follows:

      (a) BASE SALARY. The Executive's annual salary during the Employment Period shall be $85,000 subject to increases in accordance with the Consumer Price Index or policies established, from time to time, by the Company's Board of Directors, payable by check in equal installments as may be in accordance with the regular payroll policies of the Company as from time to time in effect, less such deductions or amounts to be withheld as shall be required by applicable law and regulations.

      (b) OTHER BENEFITS. The Executive shall be entitled to participate in such family medical/dental insurance and other benefit plans and policies as the Company may provide for its executive officers from time to time provided that the policies may have standard co-insurance and deductible provisions, and provided that, so long as commercially practicable, the Company will maintain disability and life insurance coverage consistent with prior practice. The Executive shall be entitled to receive a monthly allowance for an automobile in an amount equal to the allowance received by the Executive for such purpose in the period immediately preceding the date hereof.

      (c) ANNUAL INCENTIVE BONUS. The Executive shall receive an annual incentive bonus during each year of the Employment Period in an amount determined by the Compensation Committee of the Board after its annual performance review of the Executive; PROVIDED, HOWEVER, that such annual bonus shall not be less than $25,000 during any year of the Employment Period. Additionally, on or about June 1, 1998, the Compensation Committee of the Board may determine, in its sole discretion, to pay Executive an additional incentive bonus in an amount not to exceed $25,000 for services rendered by the Executive during the year ended December 31, 1997.

      (d) EXPENSE REIMBURSEMENT. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by him in the performance of his duties hereunder, including travel and entertainment, in accordance with Company policy and upon the presentation by the Executive of an itemized account of such expenditures and such documentary evidence as the Company may reasonably require.

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      IN  WITNESS WHEREOF, the parties have set their hands and seals.


THE EXECUTIVE:                       THE COMPANY:

                                     HI-RISE RECYCLING SYSTEMS, INC.

/s/ BRADLEY ALAN HACKER              By: /s/ DONALD ENGEL
-------------------------                ------------------------
BRADLEY ALAN HACKER                          Donald Engel
                                             Chairman of the Board of Directors
                                             and Chief Executive Officer